INVESTORS: Kenneth A. Czaja, CFO
                                                                    925.941.6260
                                                           MEDIA: Kelly Sullivan
                                                                    212.515.1908

                   BRITESMILE UPDATES FOURTH QUARTER GUIDANCE


WALNUT CREEK, CA - December 8, 2004 - BriteSmile, Inc. (NasdaqSC: BSML), a leading international provider of state-of-the-art teeth-whitening systems, today released updated revenue guidance for the fourth quarter ending December 25, 2004.

As previously announced, revenues for the fourth quarter are expected to decline both on a sequential and year-over-year basis, due to the softness in demand experienced in the first part of the quarter, as well as significant initial shipments of BriteSmile-To-Go(TM) in the fourth quarter of last year. Based on quarter to date results, and with three weeks remaining in the quarter, including the Holiday Season, fourth quarter revenue is projected to be in the range of $9.5 to $10.1 million compared with $12.4 million last year.

"This revenue performance reflects factors specific to the 2004 marketing strategy that we have already taken steps to address" said Anthony Pilaro, Chairman and Acting CEO. "We have initiated a multi-faceted 2005 marketing platform that addresses issues and opportunities highlighted in a recent marketing report prepared for us by McKinsey & Company. We believe that recent successes including our on-line booking and our Smile Forever(TM) program, both implemented in November, indicate that we are on the right path to re-establishing revenue momentum. In addition, we plan to introduce a new advertising campaign in the first quarter of next year".


                                      # # #

BriteSmile has developed and manufactures the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; Boca Raton, FL; Atlanta, GA; New York, NY; Chicago and Woodfield, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has established more than 5,000 Associated Centers. Of the BriteSmile Associated Centers, more than 2000 are located outside of the United States, in more than 75 countries. For more information about BriteSmile's procedure, call 1-800-BRITESMILE or visit the Company's Website at www.britesmile.com .

                                      # # #
This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties such as the Company's ability to continue past revenue and EBITDA growth, its ability to establish Associated Centers and Professional Teeth Whitening Centers, the ability of those Centers to attract clients, the development and introduction of new products, acceptance of those new products in the marketplace, development of new strategic and marketing relationships in the United States and internationally, and the Company's continued ability to secure financing to support its expansion. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.